EXHIBIT 10.12

Buffalo Wild Wings®

Area Development Agreement

Developer

Effective Date:

(To be completed by Us)

APPENDICES

A.	DEVELOPMENT TERRITORY
B.	DEVELOPMENT SCHEDULE

BUFFALO WILD WINGS®

AREA DEVELOPMENT AGREEMENT

This Area Development Agreement is made this          day of              , 20     between BUFFALO WILD WINGS INTERNATIONAL, INC., an Ohio corporation with its principal business located at 1600 Utica Avenue South, Suite 700, Minneapolis, Minnesota 55426 (“we” or “us”) and                     , a(n)                      whose principal business address is                      (“developer” or “you”). If the developer is a corporation, partnership or limited liability company, certain provisions of the Agreement also apply to your owners and will be noted.

RECITALS

A. Our parent company has developed a unique system for operating video entertainment oriented, fast casual restaurants that feature chicken wings, sandwiches, unique food service and other products, beverages and services using certain standards and specifications;

B. Many of the food and beverage products are prepared according to specified recipes and procedures, some of which include proprietary sauces and mixes;

C. Our parent company owns the BUFFALO WILD WINGS® Trademark and other trademarks used in connection with the Operation of a BUFFALO WILD WINGS restaurant;

D. Our parent company has granted to us the right to sublicense the right to develop and operate BUFFALO WILD WINGS restaurants;

E. You desire to develop and operate several BUFFALO WILD WINGS restaurants and we, in reliance on your representations, have approved your franchise application to do so in accordance with this Agreement.

In consideration of the foregoing and the mutual covenants and consideration below, you and we agree as follows:

DEFINITIONS

1. For purposes of this Agreement, the terms below have the following definitions:

A. “Menu Items” means the chicken wings, sandwiches and other products and beverages prepared according to our specified recipes and procedures, as we may modify and change them from time to time.

B. “Principal Owner” means any person who directly or indirectly owns a 10% or greater interest in the developer when the developer is a corporation, limited liability company, a partnership, or a similar entity. However, if we are entering into this Agreement totally or partially based on the financial qualifications, experience, skills or managerial qualifications of any person or entity who directly or indirectly owns less than a 10% interest in the developer, that person or entity may, in our sole discretion, be considered a Principal Owner for all purposes under this Agreement, including, but not limited to, the execution of the personal guaranty referenced in Section 10.J below. In addition, if the developer is a partnership entity, then each general partner is a Principal Owner, regardless of the percentage ownership interest. If the developer is one or more individuals, each individual is a Principal Owner of the developer. You must have at least one Principal Owner.

C. “Restaurants” means the BUFFALO WILD WINGS Restaurants you develop and operate pursuant to this Agreement.

D. “System” means the BUFFALO WILD WINGS System, which consists of distinctive food and beverage products prepared according to special and confidential recipes and formulas with unique storage, preparation, service and delivery procedures and techniques, offered in a setting of distinctive exterior and interior layout, design and color scheme, signage, furnishings and materials and using certain distinctive types of facilities, equipment, supplies, ingredients, business techniques, methods and procedures together with sales promotion programs, all of which we may modify and change from time to time.

E. “Trademarks” means the BUFFALO WILD WINGS Trademark and Service Mark that have been registered in the United States and elsewhere and the trademarks, service marks and trade names set forth in each Franchise Agreement, as we may modify and change from time to time, and the trade dress and other commercial symbols used in the Restaurants. Trade dress includes the designs, color schemes and image we authorize you to use in the operation of the Restaurants from time to time.

GRANT OF DEVELOPMENT RIGHTS

2. The following provisions control with respect to the rights granted hereunder:

A. We grant to you, under the terms and conditions of this Agreement, the right to develop and operate              (        ) BUFFALO WILD WINGS Restaurants (the “Restaurants”) within the territory described on Appendix A (“Development Territory”).

B. You are bound by the development schedule (“Development Schedule”) set forth in Appendix B. Time is of the essence for the development of each Restaurant in accordance with the Development Schedule. Each Restaurant must be developed and operated pursuant to a separate Franchise Agreement that you enter into with us pursuant to Section 4.B below.

C. If you are in compliance with the Development Schedule set forth on Appendix B, we will not develop or operate or grant anyone else a franchise to develop and operate a BUFFALO WILD WINGS Restaurant business in the Development Territory prior to the earlier of (i) the expiration or termination of this Agreement; (ii) the date on which you must execute the Franchise Agreement for your last restaurant pursuant to the terms of the Development Schedule or (iii) the date on which the Designated Area for your final Restaurant under this Agreement is determined, except (a) for the Special Sites defined in Section 2.D below; (b) in the event that the Development Territory covers more than one city, county or designated market area, the protection for each particular city, county or designated market area shall expire upon the earliest of (1) any of the foregoing events or (2) the date when the Designated Area for your final Restaurant to be developed in such city, county or designated market area under this Agreement is determined; or (c) as otherwise provided in this Agreement. Notwithstanding anything in this Agreement, upon the earliest occurrence of any of the foregoing events (i) the Development Territory shall expire and (ii) we will be entitled to develop and operate, or to franchise others to develop and operate, BUFFALO WILD WINGS restaurants in the Development Territory, except as may be otherwise provided under any Franchise Agreement that has been executed between us and you and that has not been terminated. At the time you execute your final Franchise Agreement under the Development Schedule, you must have an Authorized Location for your final Restaurant.

D. The rights granted under this Agreement are limited to the right to develop and operate Restaurants located in the Development Territory, and do not include (i) any right to sell products and Menu Items identified by the Trademarks at any location or through any other channels or methods of distribution, including the internet (or any other existing or future form of electronic commerce), other than at Restaurants within the Development Territory, (ii) any right to sell products and Menu Items identified by the Trademarks to any person or entity for resale or further distribution, or (iii) any right to exclude, control or impose conditions on our development or operation of franchised, company or affiliate owned restaurants at any time or at any location outside of the Development Territory. You may not use any the words BUFFALO, WILD or WINGS or any of the other Trademarks as part of the name of your corporation, partnership, limited liability company or other similar entity.

You acknowledge and agree that (i) we and our affiliates have the right to operate or franchise within the Designated Area one or more facilities selling, for dine in or take out, all or some of the Menu Items, using the Trademarks or any other trademarks, service marks or trade names, without compensation to any franchisee, provided, however, that such facilities shall not have an interior area larger than 2,400 square feet and shall not have seating capacity for more than 48 people; (ii) we and our affiliates have the right outside of the Development Territory to grant other franchises or operate company or affiliate owned BUFFALO WILD WINGS restaurants and offer, sell or distribute any products or services associated with the System (now or in the future) under the Trademarks or any other trademarks, service marks or trade names or through any distribution channel or method, all without compensation to any developer; and (iii) we and our affiliates have the right to operate and franchise others to operate restaurants or any other business within and outside the Development Territory under trademarks other than the BUFFALO WILD WINGS Trademarks, without compensation to any developer, except that our operation of, or association or affiliation with, restaurants (through franchising or otherwise) in the Development Territory that compete with BUFFALO WILD WINGS restaurants in the video entertainment oriented, fast casual restaurant segment will only occur through some form of merger or acquisition with an existing restaurant chain.

In addition, we and our affiliates have the right to offer, sell or distribute, within the Development Territory, any frozen, pre-packaged items or other products or services associated with the System (now or in the future) or identified by the Trademarks, or any other trademarks, service marks or trade names, except for Prohibited Items (as defined below), through any distribution channels or methods, without compensation to any developer. The distribution channels or methods include, without limitation, grocery stores, club stores, convenience stores, wholesale, hospitals, clinics, health care facilities, business or industry locations (e.g. manufacturing site, office building), military installations, military commissaries or the internet (or any other existing or future form of electronic commerce). The Prohibited Items are the following items that we will not sell in the Development Territory through other distribution channels or methods: any retail food service Menu Items that are cooked or prepared to be served to the end user or customer for consumption at the retail location (unless sold at the limited seating facilities referenced in subparagraph (i) of the paragraph above). For example, chicken wings cooked and served to customers at a grocery store or convenience store would be a Prohibited Item, but the sale of frozen or pre-packaged chicken wings at a grocery store or convenience store would be a permitted form of distribution in the Development Territory.

Further, you acknowledge that certain locations within the Development Territory are by their nature unique and separate in character from sites generally developed as BUFFALO WILD WINGS restaurants. As a result, you agree that the following locations (“Special Sites”) are excluded from the Development Territory and we have the right, subject to our then-current Special Sites Impact Policy, to develop or franchise such locations: (1) military bases; (2) public transportation facilities; (3) sports facilities, including race tracks; (4) student unions or other similar buildings on college or university campuses; (5) amusement and theme parks; and (6) community and special events.

E. This Agreement is not a Franchise Agreement and you have no right to use in any manner the Trademarks by virtue of this Agreement. You have no right under this Agreement to sublicense or subfranchise others to operate a business or restaurant or use the System or the Trademarks.

DEVELOPMENT FEE

3. You must pay a Development Fee as described below:

A. As consideration for the rights granted in this Agreement, you must pay us a “Development Fee” of $            , representing one-half of the Initial Franchise Fee for each Restaurant to be developed under this Agreement. The Initial Franchise Fee for the first Restaurant is $            . The Initial Franchise Fee for the second Restaurant is $            . The Initial Franchise Fee for each subsequent Restaurant is $            .

The Development Fee is consideration for this Agreement and not consideration for any Franchise Agreement, is fully earned by us upon execution of this Agreement and is non-refundable. The part of the Initial Franchise Fee that is included in the Development Fee is credited against the Initial Franchise Fee payable upon the signing of each individual Franchise Agreement. The balance of the Initial Franchise Fee for the first Restaurant must be paid at the time of execution of this Agreement, together with the execution by you of the Franchise Agreement for the first Restaurant. The total amount to be paid by you at the time of execution of this Agreement pursuant to this Section, including both the Development Fee and the balance of the Initial Franchise Fee for your first Restaurant is $            . The balance of the Initial Franchise Fee for each subsequent Restaurant is due as specified in Section 3.B.

B. You must submit a separate application for each Restaurant to be established by you within the Development Territory as further described in Section 4. Upon our consent to the site of your Restaurant, a separate Franchise Agreement must be executed for each such Restaurant, at which time the balance of the Initial Franchise Fee for that Restaurant is due and owing. Such payment represents the balance of the appropriate Initial Franchise Fee, as described above in Section 3.A. Upon the execution of each Franchise Agreement, the terms and conditions of the Franchise Agreement control the establishment and operation of such Restaurant.

DEVELOPMENT SCHEDULE

4. The following provisions control with respect to your development rights and obligations:

A. You are bound by and strictly must follow the Development Schedule. By the dates set forth under the Development Schedule, you must enter into Franchise Agreements with us pursuant to this Agreement for the number of Restaurants described under the Development

Schedule. You also must comply with the Development Schedule requirements regarding (i) the restaurant type to be developed and the opening date for each Restaurant and (ii) the cumulative number of Restaurants to be open and continuously operating for business in the Development Territory. If you fail to either execute a Franchise Agreement or to open a Restaurant according to the dates set forth in the Franchise Agreement, we, in our sole discretion, may (i) require that you hire a franchise development expert with recognized experience in developing franchises in a similar line of business to ours or (ii) immediately terminate this Agreement pursuant to Section 7.B.

B. You may not develop a Restaurant unless (i) at least 45 days, but no more than 60 days, prior to the date set forth in the Development Schedule for the execution of each Franchise Agreement, you send us a notice (a) requiring that we send you our then current disclosure documents, (b) confirming your intention to develop the particular Restaurant and (c) sending us all information necessary to complete the Franchise Agreement for the particular Restaurant and (ii) all of the following conditions have been met (these conditions apply to each Restaurant to be developed in the Development Territory):

1. Your Submission of Proposed Site. You must find a proposed site for the Restaurant which you reasonably believe to conform to our site selection criteria, as modified by us from time to time, and submit to us a complete site report (containing such demographic, commercial, and other information and photographs as we may reasonably require) for such site.

2. Our Consent to Proposed Site. You must receive our written consent to your proposed site. We agree not to unreasonably withhold consent to a proposed site. Prior to granting our consent to a site, you must have the site evaluated by the proprietary site evaluator software that has been developed by GeoVue, Inc. You will pay GeoVue, Inc. an evaluation fee of $400 per site evaluated, provided, that you must purchase the rights to have at least 3 sites evaluated. In approving or disapproving any proposed site, we will consider such matters as we deem material, including demographic characteristics of the proposed site, traffic patterns, competition, the proximity to other businesses, the nature of other businesses in proximity to the site, and other commercial characteristics (including the purchase or lease obligations for the proposed site) and the size of premises, appearance and other physical characteristics. Our consent to a proposed site, however, does not in any way constitute a guaranty by us as to the success of the Restaurant.

3. Your Submission of Information. You must furnish to us, at least 30 days prior to the earliest of (i) the date set forth in the Development Schedule by which you must execute a Franchise Agreement or (ii) the actual date in which the Franchise Agreement would be executed, a franchise application for the proposed Restaurant, financial statements and other information regarding you, the operation of any of your other Restaurants within the Development Territory and the development and operation of the proposed Restaurant (including, without limitation, investment and financing plans for the proposed Restaurant) as we may reasonably require.

4. Your Compliance with Our Then-Current Standards for Franchisees. You must receive written confirmation from us that you meet our then-current standards for franchisees, including financial capability criteria for the development of a new Restaurant. You acknowledge and agree that this requirement is necessary to ensure the proper development and operation of your Restaurants, and preserve and enhance the reputation and goodwill of all BUFFALO WILD WINGS restaurants and the goodwill of the Trademarks. Our confirmation that you meet our then-current standards for the development of a new Restaurant, however, does not in any way constitute a guaranty by us as to your success.

5. Good Standing. You must not be in default of this Agreement, any Franchise Agreement entered into pursuant to this Agreement or any other agreement between you or any of your affiliates and us or any of our affiliates. You also must have satisfied on a timely basis all monetary and material obligations under the Franchise Agreements for all existing Restaurants.

6. Execution of Franchise Agreement. You and we must enter into our then-current form of Franchise Agreement for the proposed Restaurant. You understand that we may modify the then-current form of Franchise Agreement from time to time and that it may be different than the current form of Franchise Agreement, including different fees and obligations. You understand and agree that any and all Franchise Agreements will be construed and exist independently of this Agreement. The continued existence of each Franchise Agreement will be determined by the terms and conditions of such Franchise Agreement. Except as specifically set forth in this Agreement, the establishment and operation of each Restaurant must be in accordance with the terms of the applicable Franchise Agreement.

C. You must begin substantial construction of each of the Restaurants at least 150 days before the deadline to open each of the Restaurants if the Restaurant will be in a free standing location or at least 120 days before the deadline to open the Restaurant if the Restaurant will be in a non-free standing location. In addition, on or before the deadlines to start construction you must submit to us executed copies of any loan documents and/or any other document that proves that you have secured adequate financing to complete the construction of the Restaurant by the date you are obligated to have that Restaurant open and in operation. In the event that you fail to comply with any of these obligations, we will have the right to terminate this Agreement without opportunity to cure pursuant to subparagraph 7.B.

D. You acknowledge that you have conducted an independent investigation of the prospects for the establishment of Restaurants within the Development Territory, and recognize that the business venture contemplated by this Agreement involves business and economic risks and that your financial and business success will be primarily dependent upon the personal efforts of you and your management and employees. We expressly disclaim the making of, and you acknowledge that you have not received, any estimates, projections, warranties or guaranties, express or implied, regarding potential gross sales, profits, earnings or the financial success of the Restaurants you develop within the Development Territory.

E. You recognize and acknowledge that this Agreement requires you to open Restaurants in the future pursuant to the Development Schedule. You further acknowledge that the estimated expenses and investment requirements set forth in Items 6 and 7 of our Uniform Franchise Offering Circular are subject to increase over time, and that future Restaurants likely will involve greater initial investment and operating capital requirements than those stated in the Uniform Franchise Offering Circular provided to you prior to the execution of this Agreement. You are obligated to execute all the Franchise Agreements and open all the Restaurants on the dates set forth on the Development Schedule, regardless of (i) the requirement of a greater investment, (ii) the financial condition or performance of your prior Restaurants, or (iii) any other circumstances, financial or otherwise. The foregoing shall not be interpreted as imposing any obligation upon us to execute the Franchise Agreements under this Agreement if you have not complied with each and every condition necessary to develop the Restaurants.

TERM

5. Unless sooner terminated in accordance with Section 7 of this Agreement, the term of this Agreement and all rights granted to you will expire on the date that your last BUFFALO WILD WINGS Restaurant is scheduled to be opened under the Development Schedule.

YOUR DUTIES

6. You must perform the following obligations:

A. You must comply with all of the terms and conditions of each Franchise Agreement, including the operating requirements specified in each Franchise Agreement.

B. You and your owners, officers, directors, shareholders, partners, members and managers (if any) acknowledge that your entire knowledge of the operation of a BUFFALO WILD WINGS Restaurant and the System, including the knowledge or know-how regarding the specifications, standards and operating procedures of the services and activities, is derived from information we disclose to you and that certain information is proprietary, confidential and constitutes our trade secrets. The term “trade secrets” refers to the whole or any portion of know-how, knowledge, methods, specifications, processes, procedures and/or improvements regarding the business that is valuable and secret in the sense that it is not generally known to our competitors and any proprietary information contained in the manuals or otherwise communicated to you in writing, verbally or through the internet or other online or computer communications, and any other knowledge or know-how concerning the methods of operation of the Restaurants. You and your owners, officers, directors, shareholders, partners, members and managers (if any), jointly and severally, agree that at all times during and after the term of this Agreement, you will maintain the absolute confidentiality of all such proprietary information and will not disclose, copy, reproduce, sell or use any such information in any other business or in any manner not specifically authorized or approved in advance in writing by us. We may require that you obtain nondisclosure and confidentiality agreements in a form satisfactory to us from the individuals identified in the first sentence of this paragraph and other key employees.

C. You must comply with all requirements of federal, state and local laws, rules and regulations.

D. If you at some time in the future desire to make either a public or a private offering of your securities, prior to such offering and sale, and prior to the public release of any statements, data, or other information of any kind relating to the proposed offering of your securities, you must secure our written approval, which approval will not be unreasonably withheld. You must secure our prior written consent to any and all press releases, news releases and any and all other publicity, the primary purpose of which is to generate interest in your offering. Only after we have given our written approval may you proceed to file, publish, issue, and release and make public any said data, material and information regarding the securities offering. It is specifically understood that any review by us is solely for our own information, and our approval does not constitute any kind of authorization, acceptance, agreement, endorsement, approval, or ratification of the same, either expressly or implied. You may make no oral or written notice of any kind whatsoever indicating or implying that we and/or our affiliates have any interest in the relationship whatsoever to the proposed offering other than acting as Franchisor. You agree to indemnify, defend, and hold us and our affiliates harmless, and our affiliates’ directors, officers, successors and assigns harmless from all claims, demands, costs, fees, charges, liability or expense (including attorneys’ fees) of any kind whatsoever arising from your offering of information published or communicated in actions taken in that regard.

E. If neither you, your Principal Owner, nor any other person in your organization possesses, in our judgment, adequate experience and skills to allow you to locate, obtain and develop prime locations in the Development Territory to allow you to meet your development obligations under this Agreement, we can require that you hire or engage a person with those necessary skills.

DEFAULT AND TERMINATION

7. The following provisions apply with respect to default and termination:

A. The rights and territorial protection granted to you in this Agreement have been granted in reliance on your representations and warranties, and strictly on the conditions set forth in Sections 2, 4 and 6 of this Agreement, including the condition that you comply strictly with the Development Schedule.

B. You will be deemed in default under this Agreement if you breach any of the terms of this Agreement, including the failure to meet the Development Schedule, or the terms of any Franchise Agreement or any other agreements between you or your affiliates and us or our affiliates. All rights granted in this Agreement immediately terminate upon written notice without opportunity to cure if: (i) you become insolvent, commit any affirmative action of insolvency or file any action or petition of insolvency, (ii) a receiver (permanent or temporary) of your property is appointed by a court of competent authority, (iii) you make a general assignment or other similar arrangement for the benefit of your creditors, (iv) a final judgment remains unsatisfied of record for 30 days or longer (unless supersedeas bond is filed), (v) execution is levied against your business or property, (vi) suit to foreclose any lien or mortgage against the premises or equipment is instituted against you and not dismissed within 30 days, or is not in the process of being dismissed, (vii) you fail to meet the development obligations set forth in the Development Schedule attached as Appendix B, (viii) failure to start substantial construction of any of the Restaurants by the date established in Section 4.C (ix) failure to secure financing for the construction of any of the Restaurants by the date set forth in Section 4.C (x) you violate the provisions of Section 10.N; (xi) you fail to comply with any other provision of this Agreement and do not correct the failure within 30 days after written notice of that failure is delivered to you, or (xii) we have delivered to you a notice of termination of a Franchise Agreement in accordance with its terms and conditions.

RIGHTS AND DUTIES OF PARTIES UPON TERMINATION OR EXPIRATION

8. Upon termination or expiration of this Agreement, all rights granted to you will automatically terminate, and:

A. All remaining rights granted to you to develop Restaurants under this Agreement will automatically be revoked and will be null and void. You will not be entitled to any refund of any fees. You will have no right to develop or operate any business for which a Franchise Agreement has not been executed by us. We will be entitled to develop and operate, or to franchise others to develop and operate, BUFFALO WILD WINGS restaurants in the Development Territory, except as may be otherwise provided under any Franchise Agreement that has been executed between us and you and that has not been terminated.

B. You must immediately cease to operate your business under this Agreement and must not thereafter, directly or indirectly, represent to the public or hold yourself out as a present or former developer of ours.

C. You must take such action as may be necessary to cancel or assign to us or our designee, at our option, any assumed name or equivalent registration that contains the name or any of the words BUFFALO, WILD or WINGS or any other Trademark of ours, and you must furnish us with evidence satisfactory to us of compliance with this obligation within 30 days after termination or expiration of this Agreement.

D. You must assign to us or our designee all your right, title, and interest in and to your telephone numbers and must notify the telephone company and all listing agencies of the termination or expiration of your right to use any telephone number in any regular, classified or other telephone directory listing associated with the Trademarks and to authorize transfer of same at our direction.

E. You must within 30 days of the termination or expiration pay all sums owing to us and our affiliates, including the balance of the Initial Franchise Fees that we would have received had you developed all of the Restaurants set forth in the Development Schedule. In addition to the Initial Franchise Fees for undeveloped Restaurants, you agree to pay as fair and reasonable liquidated damages (but not as a penalty) an amount equal to $50,000 for each undeveloped Restaurant. You agree that this amount is for lost revenues from Continuing Fees and other amounts payable to us, including the fact that you were holding the development rights for those Restaurants and precluding the development of certain Restaurants in the Development Territory, and that it would be difficult to calculate with certainty the amount of damage we will incur. Notwithstanding your agreement, if a court determines that this liquidated damages payment is unenforceable, then we may pursue all other available remedies, including consequential damages.

All unpaid amounts will bear interest at the rate of 18% per annum or the maximum contract rate of interest permitted by governing law, whichever is less, from and after the date of accrual. In the event of termination for any default by you, the sums due will include all damages, costs, and expenses, including reasonable attorneys’ fees and expenses, incurred by us as a result of the default. You also must pay to us all damages, costs and expenses, including reasonable attorneys’ fees and expenses, that we incur subsequent to the termination or expiration of this Agreement in obtaining injunctive or other relief for the enforcement of any provisions of this Agreement.

F. If this Agreement is terminated solely for your failure to meet the Development Schedule and for no other reason whatsoever, and you have opened at least 50% of the total number of Restaurants provided for in the Development Schedule, you may continue to operate those existing Restaurants under the terms of the separate Franchise Agreement for each Restaurant. On the other hand, if this Agreement is terminated under any other circumstance, we have the option to purchase from you all the assets used in the Restaurants that have been developed prior to the termination of this Agreement. Assets include leasehold improvements, equipment, furniture, fixtures, signs, inventory, liquor licenses and other transferable licenses and permits for the Restaurants.

We have the unrestricted right to assign this option to purchase. We or our assignee will be entitled to all customary warranties and representations given by the seller of a business including, without limitation, representations and warranties as to (i) ownership, condition and title to assets; (ii) liens and encumbrances relating to the assets; and (iii) validity of contracts and liabilities, inuring to us or affecting the assets, contingent or otherwise. The purchase price for the assets of the Restaurants will be determined in accordance with the post-termination purchase option provision in the individual Franchise Agreement for each Restaurant (with the purchase price to include the value of any goodwill of the business attributable to your operation of the Restaurant if you are in compliance with the terms and conditions of the Franchise Agreement for that Restaurant). The purchase price must be paid in cash at the closing of the purchase, which must take place no later than 90 days after your receipt of notice of exercise of this option to purchase, at which time you must deliver instruments transferring to us or our assignee: (i) good and merchantable title to the assets purchased, free and clear of all liens and encumbrances (other than liens and security interests acceptable to us or our assignee), with all sales and other transfer taxes paid by you; and (ii) all licenses and permits of the Restaurants that may be assigned or transferred. If you cannot deliver clear title to all of the purchased assets, or in the event there are other unresolved issues, the closing of the sale will be accomplished through an escrow. We have the right to set off against and reduce the purchase price by any and all amounts owed by you to us, and the amount of any encumbrances or liens against the assets or any obligations assumed by us. You and each holder of an interest in you must indemnify us and our affiliates against all liabilities not so assumed. You must maintain in force all insurance policies required pursuant to the applicable Franchise Agreement until the closing on the sale.

G. All of our and your obligations that expressly or by their nature survive the expiration or termination of this Agreement will continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied or by their nature expire.

TRANSFER

9. The following provisions govern any transfer:

A. We have the right to transfer all or any part of our rights or obligations under this Agreement to any person or legal entity.

B. This Agreement is entered into by us with specific reliance upon your personal experience, skills and managerial and financial qualifications. Consequently, this Agreement, and your rights and obligations under it, are and will remain personal to you. You may only Transfer your rights and interests under this Agreement if you obtain our prior written consent and you transfer all of your rights and interests under all Franchise Agreements for Restaurants in the Development Territory. Accordingly, the assignment terms and conditions of the Franchise Agreements shall apply to any Transfer of your rights and interests under this Agreement. As used in this Agreement, the term “Transfer” means any sale, assignment, gift, pledge, mortgage or any other encumbrance, transfer by bankruptcy, transfer by judicial order, merger, consolidation, share exchange, transfer by operation of law or otherwise, whether direct or indirect, voluntary or involuntary, of this Agreement or any interest in it, or any rights or obligations arising under it, or of any material portion of your assets, or of any interest in you.

MISCELLANEOUS

10. The parties agree to the following provisions:

A. You agree to indemnify, defend, and hold us, our affiliates and our officers, directors, shareholders and employees harmless from and against any and all claims, losses,

damages and liabilities, however caused, arising directly or indirectly from, as a result of, or in connection with, the development, use and operation of your Restaurants, as well as the costs, including attorneys’ fees, of defending against them (“Franchise Claims”). Franchise Claims include, but are not limited to, those arising from any death, personal injury or property damage (whether caused wholly or in part through our or our affiliates active or passive negligence), latent or other defects in any Restaurant, or your employment practices. In the event a Franchise Claim is made against us or our affiliates, we reserve the right in our sole judgment to select our own legal counsel to represent our interests, at your cost.

B. Should one or more clauses of this Agreement be held void or unenforceable for any reason by any court of competent jurisdiction, such clause or clauses will be deemed to be separable in such jurisdiction and the remainder of this Agreement is valid and in full force and effect and the terms of this Agreement must be equitably adjusted so as to compensate the appropriate party for any consideration lost because of the elimination of such clause or clauses.

C. No waiver by us of any breach by you, nor any delay or failure by us to enforce any provision of this Agreement, may be deemed to be a waiver of any other or subsequent breach or be deemed an estoppel to enforce our rights with respect to that or any other or subsequent breach. This Agreement may not be waived, altered or rescinded, in whole or in part, except by a writing signed by you and us. This Agreement together with the application form executed by you requesting us to enter into this Agreement constitute the sole agreement between the parties with respect to the entire subject matter of this Agreement and embody all prior agreements and negotiations with respect to the business. You acknowledge and agree that you have not received any warranty or guarantee, express or implied, as to the potential volume, profits or success of your business. There are no representations or warranties of any kind, express or implied, except as contained in this Agreement.

D. Except as otherwise provided in this Agreement, any notice, demand or communication provided for must be in writing and signed by the party serving the same and either delivered personally or by a reputable overnight service or deposited in the United States mail, service or postage prepaid, and if such notice is a notice of default or of termination, by registered or certified mail, and addressed as follows:

1. If intended for us, addressed to General Counsel, Buffalo Wild Wings International, Inc., 1600 Utica Avenue South, Suite 700, Minneapolis, Minnesota 55416;

2. If intended for you, addressed to you at                                      ; or,

in either case, to such other address as may have been designated by notice to the other party. Notices for purposes of this Agreement will be deemed to have been received if mailed or delivered as provided in this subparagraph.

E. Any modification, consent, approval, authorization or waiver granted in this Agreement required to be effective by signature will be valid only if in writing executed by the Principal Owner or, if on behalf of us, in writing executed by our President or one of our authorized Vice Presidents.

F. The following provisions apply to and govern the interpretation of this Agreement, the parties’ rights under this Agreement, and the relationship between the parties:

1. Applicable Law and Waiver. Subject to our rights under federal trademark laws, the parties’ rights under this Agreement, and the relationship between the parties, is governed by, and will be interpreted in accordance with, the laws (statutory and otherwise) of the state in which your first Restaurant is located. You waive, to the fullest extent permitted by law, the rights and protections that might be provided through the laws of any state relating to franchises or business opportunities, other than those of the state in which your first Restaurant is located.

2. Our Rights. Whenever this Agreement provides that we have a certain right, that right is absolute and the parties intend that our exercise of that right will not be subject to any limitation or review. We have the right to operate, administrate, develop, and change the System in any manner that is not specifically precluded by the provisions of this Agreement, although this right does not modify the express limitations set forth in this Agreement.

3. Our Reasonable Business Judgment. Whenever we reserve discretion in a particular area or where we agree to exercise our rights reasonably or in good faith, we will satisfy our obligations whenever we exercise Reasonable Business Judgment in making our decision or exercising our rights. Our decisions or actions will be deemed to be the result of Reasonable Business Judgment, even if other reasonable or even arguably preferable alternatives are available, if our decision or action is intended, in whole or significant part, to promote or benefit the System generally even if the decision or action also promotes our financial or other individual interest. Examples of items that will promote or benefit the System include, without limitation, enhancing the value of the Trademarks, improving customer service and satisfaction, improving product quality, improving uniformity, enhancing or encouraging modernization and improving the competitive position of the System.

G. Any cause of action, claim, suit or demand allegedly arising from or related to the terms of this Agreement or the relationship of the parties that is not subject to arbitration under Section 10.M must be brought in the Federal District Court for the District of Minnesota or in Hennepin County District Court, Fourth Judicial District, Minneapolis, Minnesota. Both parties irrevocably submit themselves to, and consent to, the jurisdiction of said courts. The provisions of this Section will survive the termination of this Agreement. You are aware of the business purposes and needs underlying the language of this subparagraph, and with a complete understanding, agree to be bound in the manner set forth.

H. All parties hereby waive any and all rights to a trial by jury in connection with the enforcement or interpretation by judicial process of any provision of this Agreement, and in connection with allegations of state or federal statutory violations, fraud, misrepresentation or similar causes of action or any legal action initiated for the recovery of damages for breach of this Agreement.

I. You and us and our affiliates agree to waive, to the fullest extent permitted by law, the right to or claim for any punitive or exemplary damages against the other and agree that in the event of any dispute between them, each will be limited to the recovery of actual damages sustained.

J. If you are a corporation, partnership, limited liability company or partnership or other legal entity, all of your Principal Owners must execute the form of undertaking and guarantee at the end of this Agreement. Any person or entity that at any time after the date of this Agreement becomes a Principal Owner must execute the form of undertaking and guarantee at the end of this Agreement.

K. You and we are independent contractors. Neither party is the agent, legal representative, partner, subsidiary, joint venturer or employee of the other. Neither party may obligate the other or represent any right to do so. This Agreement does not reflect or create a fiduciary relationship or a relationship of special trust or confidence.

L. In the event of any failure of performance of this Agreement according to its terms by any party due to force majeure will not be deemed a breach of this Agreement. For purposes of this Agreement, “force majeure” shall mean acts of God, State or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies or any raw material, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion or other similar event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of any party hereto, which prevents in whole or in material part the performance by one of the parties hereto of its obligations hereunder.

M. Except as qualified below, any dispute between you and us or any of our or your affiliates arising under, out of, in connection with or in relation to this Agreement, the parties’ relationship, or the business must be submitted to binding arbitration under the authority of the Federal Arbitration Act and must be arbitrated in accordance with the then-current rules and procedures and under the auspices of the American Arbitration Association. The arbitration must take place in Minneapolis, Minnesota, or at such other place as may be mutually agreeable to the parties. The decision of the arbitrators will be final and binding on all parties to the dispute; however, the arbitrators may not under any circumstances: (i) stay the effectiveness of any pending termination of this Agreement; (ii) assess punitive or exemplary damages; or (iii) make any award which extends, modifies or suspends any lawful term of this Agreement or any reasonable standard of business performance that we set.

Before the filing of any arbitration, the parties agree to mediate any dispute that does not include injunctive relief or specific performance actions covered below, provided that the party seeking mediation must notify the other party of its intent to mediate prior to the termination of this Agreement. Mediation will be conducted by a mediator or mediation program agreed to by the parties. Persons authorized to settle the dispute must attend any mediation session. The parties agree to participate in the mediation proceedings in good faith with the intention of resolving the dispute if at all possible within 30 days of the notice from the party seeking to initiate the mediation procedures. If not resolved within 30 days, the parties are free to pursue arbitration. Mediation is a compromise negotiation for purposes of the federal and state rules of evidence, and the entire process is confidential.

Nothing in this Agreement bars our right to obtain injunctive relief against threatened conduct that will cause us loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions. Furthermore, we and our affiliates have the right to commence a civil action against you or take other appropriate action for the following reasons: to collect sums of money due to us; to compel your compliance with trademark standards and requirements to protect the goodwill of the Trademarks; to compel you to compile and submit required reports to us; or to permit evaluations or audits authorized by this Agreement.

The prevailing party in any action or proceeding arising under, out of, in connection with, or in relation to this Agreement, any lease or sublease for the Restaurant or Authorized Location, or the business will be entitled to recover its reasonable attorneys’ fees and costs.

N. During the term of this Agreement, neither we nor you may employ or seek to employ, directly or indirectly, any person who is at the time or was at any time during the prior 6 months employed in any type of managerial position by the other party or any of its subsidiaries or affiliates, or by any franchisee in the system. In the event that you violate this provision, we will have the right to terminate this Agreement without opportunity to cure pursuant to subparagraph 7.B. In addition, any party who violates this provision agrees to pay as fair and reasonable liquidated damages (but not as a penalty) an amount equal to 2 times the annual compensation that the person being hired away was perceiving at the time the violating party offers her/him employment. You agree that this amount is for the damages that the non-violating party will suffer for the loss of the person hired away by the other party, including the costs of finding, hiring and training a new employee and for the loss of the services and experience of the employee hired away, and that it would be difficult to calculate with certainty the amount of damages that the non-violating party will incur. Notwithstanding the foregoing, if a court determines that this liquidated damages payment is unenforceable, then the non-violating party may pursue all other available remedies, including consequential damages. This subparagraph will not be violated if (i) at the time we or you employ or seek to employ the person, the former employer has given its written consent or (ii) we employ or seek to employ the person in connection with the transfer of the Restaurant(s) to us or any of our affiliates. The parties acknowledge and agree that any franchisee from whom an employee was hired by you in violation of this subparagraph shall be a third-party beneficiary of this provision, but only to the extent that they may seek compensation from you.

O. We will designate the “Effective Date” of this Agreement in the space provided on the cover page. If no Effective Date is designated on the cover page, the Effective Date is the date when we sign this Agreement.

IN WITNESS WHEREOF, the parties have executed the foregoing Agreement as of the dates written below.

DEVELOPER:	FRANCHISOR

,	BUFFALO WILD WINGS INTERNATIONAL, INC.
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